Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of September 29, 2020 (the “Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and John E. Bailey, Jr. (“Employee”).

1.EMPLOYMENT; DUTIES. The Company agrees to employ Employee as its President and Chief Executive Officer, and Employee agrees to accept such employment upon the terms and conditions hereinafter set forth. Employee will perform such services for the Company as are customarily associated with such position and as may otherwise be assigned to the Employee from time to time by the Company’s Board of Directors (the “Board”). Employee will devote Employee’s full business time and attention to the business and affairs of the Company, and will perform Employee’s duties diligently and to the best of Employee’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. Subject to the Board’s prior consent and the procedures associated with obtaining same, Executive will be permitted to sit on not more than two (2) additional boards of directors or similar governing bodies of other businesses and to serve as director, trustee, officer, or consultant to a charitable or non-profit entity, provided that: (a) such service does not adversely affect Employee’s compliance with Employee’s obligations under this Agreement, including but not limited to Employee’s devotion of full business time and attention to the business and affairs of the Company; (b) such service does not violate Employee’s Non-Competition and Non-Solicitation Agreement and Confidentiality and Inventions Agreement.

2.TERM; TERMINATION. Employee’s employment under this Agreement will commence on January 1, 2021 (the “Start Date”) and will continue until terminated by either party. Employee’s employment with the Company is at-will, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, subject to the applicable terms of Section 4. Upon termination of Employee’s employment by either party for any reason, Employee will resign Employee’s position(s), if any, as an officer or director of the Company, as a member of the Board and any Board committees, as well as any other positions Employee may hold with or for the benefit of the Company and/or its affiliates.

3.COMPENSATION. As compensation for the services to be rendered by Employee under this Agreement, the Company will provide the following compensation and benefits during Employee’s employment hereunder.

(a)BASE SALARY. The Company will pay Employee a base salary (the “Base Salary”) at an annual rate of seven hundred thirty-five thousand dollars ($735,000.00), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Company. The Base Salary may also be decreased in connection with any Company-wide decrease in executive compensation.

(b)ANNUAL BONUS. Employee will be eligible to receive an annual calendar year bonus based upon Employee’s and the Company’s achievement of certain individual and Company goals that will be set for Employee by the Board or its designee (the “Annual Bonus”). The amount of the target Annual Bonus will be equal to fifty percent (50%) of Employee’s then-current Base Salary as of the date of the payment; provided that the actual amount of the Annual Bonus may be greater or less than such target amount. The Board or its designee will have the sole discretion to set the applicable individual and Company goals, to determine whether the goals have been met, and to determine the amount of the Annual Bonus. The Annual Bonus for any given year, if any is earned, will be paid in accordance with, and subject to, the Company’s policies and procedures in effect from time to time. Employee must be employed by the Company on December 31 of the bonus year in order to receive the Annual Bonus for that year.

(c)EQUITY.

(i)STOCK OPTIONS. The Board will grant Employee a stock option (the “Option”) as of the Start Date to purchase 320,000 shares of the Company’s common stock (the “Common Stock”), at a per share exercise price equal to the fair market value (as defined in the 2017 Employee, Director and Consultant Equity Incentive Plan (the “Equity Plan”)) of the Company’s Common Stock on the Start Date.  The Option will be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code (the “Code”), and will be further subject to the terms of the Plan and a stock option agreement as approved by the Board setting forth the exercise price, vesting conditions and other restrictions applicable to the Option. The Option will vest quarterly over a three (3) year period following the Start Date, with 34% of the shares vesting on the first anniversary of the grant date (the “Vesting Commencement Date”) and 66% of the shares vesting in equal installments on a quarterly basis over the two (2) years following the Vesting Commencement Date and with such acceleration of vesting as is set forth in this Employment Agreement. Fifty percent (50%) of any unvested portion of the Option will vest immediately prior to, and subject to, the consummation of a Change in Control (as defined below) and, subject to Employee’s execution of the release of claims described in Section 4(c), any remaining unvested portion of the Option will immediately vest if Employee’s employment is terminated by the Company without Cause (as defined below) or Employee resigns with Good Reason (as defined below) within ninety (90) days following a Change in Control. A “Change in Control” means (i) the Company’s merger or consolidation with or into another entity such that the stockholders of the Company prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) the sale or other disposition of greater than fifty percent (50%) of the then-outstanding voting stock of the Company by the holders thereof to one or more persons or entities who are not then stockholders of the Company.

(ii)RESTRICTED STOCK UNITS. The Company will grant Employee 213,333 restricted stock units (“RSUs”) with respect to the Company’s Common Stock. The RSUs will be subject to the terms of a RSU award agreement as approved by the Board setting forth vesting conditions and other restrictions applicable to the RSUs. The RSUs will vest over a three (3) year period following the Start Date, with one third (1/3) of the total number of such RSUs vesting on each of the first, second and third anniversaries of the Start Date, so long as Employee remains employed by the Company through each such vesting date. Fifty percent (50%) of any unvested RSUs will vest immediately prior to, and subject to, the consummation of a Change in Control (as defined above) and, subject to Employee’s execution of the release of claims described in Section 4(c), any remaining unvested RSUs will immediately vest if Employee’s employment is terminated by the Company without Cause (as defined below) or Employee resigns with Good Reason (as defined below) within ninety (90) days following a Change in Control (as defined above).

(d)DEFERRED COMPENSATION. A portion of Employee’s compensation will be subject to deferral as set forth in an Executive Deferred Savings Plan. Employee’s rights and obligations under the deferred compensation plan will be determined in accordance with the governing plan document, as may be amended from time to time.

(e)VACATION. Employee will be eligible for paid vacation time off in accordance with, and subject to, the Company’s policies and procedures in effect from time to time.

(f)BENEFITS. Subject to applicable eligibility requirements, Employee will receive such other benefits as are provided from time to time to other similarly-situated employees of the Company pursuant to the Company’s policies and procedures as they may be instituted from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms. Employee acknowledges and agrees that the Company has the unilateral right to amend, modify or terminate its employee benefit plans or policies to the maximum extent allowed by law.

(g)EXPENSE REIMBURSEMENT. The Company will reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, subject to Employee’s compliance with the Company’s reimbursement policies in effect from time to time. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code and the rules and regulations thereunder (the “Code”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(h)WITHHOLDINGS. The Company will withhold from any amounts payable under this Agreement, such federal, state and local taxes, as the Company reasonably determines are required to be withheld pursuant to applicable law.

4.	EFFECT OF TERMINATION.

(a)GENERALLY. When Employee’s employment with the Company is terminated for any reason, Employee, or Employee’s estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any approved business expenses that Employee has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice (the “Accrued Obligations”).

(b)SEPARATION. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder will terminate upon the earliest to occur of the following:

(i)DEATH.  Immediately upon Employee’s death.

(ii)TERMINATION BY COMPANY.

(A)If because of Employee’s Disability (as defined below), upon written notice by Company to Employee that Employee’s employment is being terminated as a result of Employee’s Disability, which termination will be effective on the date of such notice or such later date as specified in writing by Company.  For purposes of this Agreement, “Disability” means the inability of Employee, due to the condition of Employee’s physical, mental or emotional health, effectively to perform the essential functions of Employee’s job with or without reasonable accommodation for a continuous period of more than ninety (90) days or for ninety (90) days in any period of one hundred eighty (180) consecutive days, as determined by the Board in its sole discretion in consultation with a physician retained by the Company.

(B)If for Cause (as defined in Section 4(d)), upon written notice by Company to Employee that Employee’s employment is being terminated for Cause, which termination will be effective on the date of such notice or such later date as specified in writing by Company; provided that if Employee has cured the circumstances giving rise to Cause as set forth in Section 4(d), then such termination will not be effective; or

(C)If by Company for reasons other than Disability or Cause, upon written notice by Company to Employee that Employee’s employment is being terminated, which termination will be effective on the date of such notice or such later date as specified in writing by Company.

(iii)TERMINATION BY EMPLOYEE.

(A)If for Good Reason (as defined in Section 4(e)), upon written notice by Employee to Company that Employee is terminating Employee’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination will be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination will not be effective; or

(B)If without Good Reason, written notice by Employee to Company that Employee is terminating Employee’s employment, which termination will be effective at least thirty (30) days after the date of such notice, unless Company elects an earlier effective date, which Company may so elect in its sole discretion without such election modifying the nature of such resignation.

Notwithstanding anything in this Section 4(b), Company may at any point terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)PAYMENTS AND BENEFITS UPON TERMINATIONS.

(i)If Employee’s employment hereunder is terminated by Company for Cause (as defined below), by Employee without Good Reason (as defined below), or as a result of Employee’s Disability or death, then Company will pay the Accrued Obligations to Employee promptly following the effective date of such termination, and will have no further payment obligation to Employee.

(ii)If the Company terminates Employee’s employment without Cause (as defined below), or if Employee resigns Employee’s employment for Good Reason (as defined below), then conditioned upon Employee executing a Release (as defined below) following such termination, Employee will be entitled to receive an amount equal to payment of Employee’s then-current Base Salary for a period of twelve (12) months (the “Separation Benefits”). The Separation Benefits are conditioned upon Employee executing a separation agreement and release of claims in a form satisfactory to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Separation Benefits will be payable to Employee over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Employee’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier, if such earlier payment will not change the tax year in which the payments would otherwise begin. For avoidance of doubt, the termination of Employee’s employment as a result of Employee’s death or Disability will not constitute a termination without Cause triggering the rights described in this Section 4(c).

(d)CAUSE. For purposes of this Agreement, “Cause” means: (i) Employee’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Employee’s material breach of fiduciary duties to the Company; (iii) Employee’s willful or negligent misconduct; (iv) Employee’s material breach of this Agreement; (v) Employee’s willful failure or refusal to perform Employee’s material duties under this Agreement or failure to follow any specific lawful instructions of the Company; (vi) Employee’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vii) Employee’s alcohol or substance abuse which has a material adverse effect on Employee’s ability to perform Employee’s duties under this Agreement; or (viii) Employee’s engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability). In the event that the Company concludes that Employee has engaged in acts constituting Cause as defined in clause (iii), (iv), (v), or (vii) above, prior to terminating this Agreement for Cause the Company will provide Employee with at least fifteen (15) days’ advance written notice of the specific circumstances constituting such Cause, and an opportunity to correct such circumstances.

(e)GOOD REASON. In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 4(c) above as a result of such proposed resignation if successfully remedied. If the Good Reason condition is not remedied within such thirty (30) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent: (i) a material reduction of Employee’s Base Salary not generally applicable to other executive-level employees of the Company; (ii) a material diminution of the Employee’s authority, duties, or responsibilities; (iii) a relocation of Employee’s primary workplace to a location that is more than fifty (50) miles from the location of Employee’s primary workplace as of the Start Date; or (iv) the Company’s material breach of this Agreement.

(f)INTERNAL REVENUE CODE SECTION 409A.

(i)Employee acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A.

(ii)In the event that any payments or benefits set forth in this Agreement constitute “non-qualified deferred compensation” subject to Code Section 409A, then the following conditions apply to such payments or benefits:

(A)Any termination of Employee’s employment triggering payments or benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Company at the time Employee’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Code Section 409A will be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 4(f) will not cause any forfeiture of benefits on Employee’s part, but will only act as a delay until such time as a “separation from service” occurs.

(B)Notwithstanding any other provision with respect to the timing of payments  or benefits under Section 4 if, on the date of termination of Employee’s employment, Employee is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments or benefits to which Employee may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th)

month following the termination of Employee’s employment, at which time Employee will be paid an aggregate amount equal to the accumulated, but unpaid, payments or benefits otherwise due to Employee under the terms of Section 4.

(iii)It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement will be treated as a separate “payment” for purposes of Code Section 409A.  Neither the Company nor Employee will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A, or liability for increased taxes, excise taxes or other penalties under Code Section 409A.  The parties intend this Agreement to be in compliance with Code Section 409A.

(g)INTERNAL REVENUE CODE SECTION 280G.

(i)If any payment or benefit Employee would receive under this Agreement, when combined with any other payment or benefit Employee receives pursuant to a Change in Control (for purposes of this section, a “Payment”) would constitute a “parachute payment” within the meaning of Code Section 280G and, but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment will be either: (A) the full amount of such Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax; or (B) such lesser amount (a “Reduced Payment”) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment.

(ii)With respect to the paragraph above, if a Reduced Payment is required and there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment will be reduced or eliminated in the following order (to the extent such reduction is required pursuant to the paragraph above): (A) cash severance, (B) any payment or benefit in respect of any equity award that is treated as contingent on the change in ownership or control but is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), and (C) any payment or benefit in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination (as hereinafter defined).

(iii)The determination of whether subsection (i)(A) or (B) applies, and the calculation of the amount of the Reduced Payment if applicable, will be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to both the Company and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm will be borne solely by the Company.

(iv)Employee may receive a Payment that is, in the aggregate, either more or less than the amount described in subsection (i)(A) or (B) (as applicable, an “Overpayment” or “Underpayment”). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or Employee, that an Overpayment or Underpayment has been made, then: (A) in the event of an Overpayment, Employee will promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of Employee’s receipt of such Overpayment until the date of such repayment; and (B) in the event of an Underpayment, the Company will promptly pay an amount equal to the Underpayment to Employee, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of subsection (i)(B) not been applied until the date of payment.

(h)NO FURTHER OBLIGATIONS. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Employee in the event of the termination of this Agreement for any reason.

5.EMPLOYEE REPRESENTATIONS. Employee represents and warrants that Employee is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Employee’s ability to perform the duties and obligations required of Employee hereunder. Employee further agrees that Employee will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Employee’s former employers, nor will the Company seek to elicit from Employee such information. Consistent with the foregoing, Employee will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

6.COVENANT AGREEMENTS. In light of the competitive and proprietary aspects of the Company’s business, and as a condition of employment hereunder, Employee acknowledges and agrees that Employee will be required to execute and abide by the Company’s Non-Competition and Non-Solicitation Agreement and the Company’s Confidentiality and Inventions Agreement.

7.NOTICES. All notices, requests, consents and other communications hereunder will be in writing; in the case of Employee will be addressed to Employee’s address shown on the Company’s records, and in the case of the Company will be addressed to General Counsel, G1 Therapeutics, Inc., 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709, or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) by electronic mail.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth herein, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (C) if sent by registered mail, on the fifth business day following the day such mailing is made or (D) if by electronic mail, then immediately upon delivery thereof to the receiving party’s email address.

8.AMENDMENT; WAIVER. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

9.GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by the Company will be brought exclusively in any state or federal court in Durham County, North Carolina. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by the Company in any other court.

10.BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement.

11.ENTIRE AGREEMENT; OTHER AGREEMENTS. This Agreement, along with the agreements specifically referenced herein (e.g., the Equity Plan and any agreement executed pursuant thereto, the Company’s Executive Deferred Savings Plan, the Non-Competition and Non-Solicitation Agreement, the Confidentiality and Inventions Agreement), contains the entire agreement and understanding by and between the Company and Employee with respect to the subject matter hereof. Any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect.

12.CAPTIONS; RULE OF CONSTRUCTION. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement. The terms and provisions of this Agreement will not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

13.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

14.SEVERABILITY. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.SURVIVAL. The terms of Sections 4 through 14 will survive the termination or expiration of this Agreement for any reason.

[Signature Page Follows]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

G1 THERAPEUTICS, INC.EMPLOYEE

By: /s/ Garry A. Nicholson/s/ John E. Bailey, Jr.

Name:Garry A. NicholsonName:  John E. Bailey, Jr.

Title: Chair

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